Exhibit 10.53
FELDMAN PROPERTIES, INC.
1010 Northern Boulevard, Suite 314
Great Neck, NY 11021
October 26, 2007
Lawrence Feldman
1010 Northern Boulevard, Suite 314
Great Neck, NY 11021
Dear Larry:
Reference is made to your employment agreement dated as of December 13, 2004 (the “Agreement”). As has been discussed with you, effective October 26, 2007, you will no longer be the Chief Executive Officer (“CEO”) of Feldman Mall Properties, Inc. (the “Company”), nor (except as otherwise provided in this letter) will you have any of the duties or responsibilities customary for a chief executive officer. By your signature below, you acknowledge that you have consented to the relinquishment of such title, duties and responsibilities to the Board of Directors of the Company (the “Board”) and that such relinquishment accordingly does not constitute “Good Reason” under your Agreement.
Notwithstanding the foregoing, you will continue in your positions as a member of the Board, and as Chairman of the Board (“Chairman”). As Chairman, you will have all the authorities customarily associated with the position. In addition, you will have ultimate responsibility (subject in all events to the control of the Board) for: (i) directing the Company’s real estate activities (including, without limitation, leasing, anchor tenant retention and replacement, redevelopment and construction); (ii) strategic planning for the Company.
The Company agrees to nominate you for reelection as a member of the Board in connection with the upcoming annual meeting of shareholders and to use its best reasonable efforts to cause such reelection.

The Company further agrees that in the event of any termination of your employment under the Agreement (including, without limitation, a voluntary termination by you) you will automatically be entitled to the payments and benefits described in the second sentence of Section 5.2(b) of the Agreement. Accordingly, in the event of any such termination, you will be entitled to payment of the amount specified in clause (ii) of such sentence within ten days after the termination. You acknowledge, however, that the two preceding sentences will not apply: if you terminate your employment under the Agreement voluntarily without Good Reason before February 1, 2008; if such employment is terminated at any time by the Company for Cause in accordance with Section 5.1(a) of the Agreement; or if such employment is terminated by either you or the Company after May 31, 2008.
This letter constitutes an amendment to the Agreement made in accordance with Section 7.8 of the Agreement, and shall be deemed to be a part of the Agreement for all purposes. Except as expressly modified by this letter, the Agreement shall remain in full force and effect, without change. This letter may be executed in counterparts, and signatures delivered by facsimile shall be effective for all purposes.

Sincerely yours,

FELDMAN PROPERTIES, INC.

By:
Name:	Thomas E. Wirth
Title:	President & Chief Financial Officer

ACKNOWLEDGED AND AGREED:

Lawrence H. Feldman